Exhibit 10.15

June 19, 2020

Garrett Lam

1864 E. Mountain Crest Drive

Draper, UT 84020

Re:       Separation Agreement

Dear Garrett:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Sera Prognostics, Inc. (the “Company”), and the entirety of the understanding between you, Garrett Lam, on the one hand and the Company on the other, with respect thereto. This Agreement supersedes the terms of the employment agreement dated as of June 13, 2018 (the “Employment Agreement”) in all respects except as to the sections 2(b), 5, 6, 7, 8 and 9 of the Employment Agreement, to the extent that those sections do not conflict with the express terms of this Agreement (in which case the terms of this Agreement shall prevail). Payment of the Severance Pay described below is contingent on your agreement to and compliance with the terms of this Severance Agreement. Neither this offer to you nor the Company’s entering into this Severance Agreement shall constitute an admission by the Company.

Separation of Employment.

a)       Your employment with the Company will end on June 19, 2020 (the “Separation Date”). You acknowledge and agree you will continue to devote your full time and attention and best efforts to performing the duties assigned to you (including the transition of your responsibilities to the individual(s) identified by the Company) and you will comply with all existing Company rules, regulations, policies and directives through the Separation Date. You further acknowledge and agree that, from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company.

b)       Following the Separation Date, the Company will communicate your separation from the Company to internal and external parties. That communication shall consist of the following language: “Garrett Lam has resigned from Sera Prognostics to pursue other activities.” The Company’s response to inquiries regarding your separation will be consistent with Section 4(f) below.

c)       Notwithstanding your separation from the Company, you will continue as a corresponding author of the Markenson et al. 2020 TREETOP publication in the American Journal of Obstetrics & Gynecology Maternal Fetal Medicine (https://doi.org/10.1016/j.ajogmf.2020.100140), and coordinate responses to queries with all the authors (Company and non-Company) of such paper.

Severance Pay.

a)       In exchange for the mutual promises set forth in this Agreement, the Company agrees to provide severance pay to you in a lump sum of one hundred eighty-two thousand dollars ($182,000.00) less all applicable federal, state, local and other employment-related deductions (“the Payment”). The Company also will provide you with a monthly payment equivalent to your COBRA payment beginning on July 1, 2020 to cover the cost of the continuation of your health insurance coverage through the earlier of (1) June 30, 2021 or (2) the date when you become eligible to receive health insurance coverage in connection with new employment or self-employment (the “COBRA Payment”). You will receive a Form 1099 at each taxable year’s end for the COBRA Payments received within that taxable year. The Payment and the COBRA Payment, together, are referred to as the “Severance Pay.” The Payment and the then-due COBRA Payment(s) will be provided to you within ten (10) days of the Effective Date, which date constitutes the eighth day following the Execution Date, (as that term is defined below). The Severance Pay, including each successive COBRA Payment, will be made by check made payable to Garrett Lam, by sending the Severance Pay and/or COBRA Payment(s) to you via overnight mail at 1864 E. Mountain Crest Drive, Draper, UT 84020.

b)       Regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). You will receive your COBRA notice under separate cover. If you do not sign this agreement and do not elect COBRA, your health insurance (if applicable) will cease on June 30, 2020.

c)       In addition to the Severance Pay, and regardless of whether you sign this Agreement, you will receive payment for your accrued wages through your Separation Date and your unused but accrued vacation pay through your Separation Date, less all applicable federal, state, local deductions.

d)       You acknowledge and agree that the Severance Pay is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, including the Employment Agreement, absent your execution of this Agreement. You also agree that the Severance Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties. You further acknowledge that, except for the specific financial consideration set forth in this Agreement, and your final wages, which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law following the Separation Date (whether or not you sign this Agreement), you are not now owed and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, holiday pay, paid time off or any other form of compensation or benefit.

Equity. You acknowledge and agree that the disposition of Company equity in which you had an interest prior to the Separation Date will be fully governed by the terms of Section 2(b) of the Employment Agreement as they apply to terminations by the Company without Cause. You and the Company further acknowledge and agree that, at the time of the Separation Date, you owned 0 shares of common stock and had options to acquire an additional 490,000 shares of common stock, of which options to acquire 318,750 shares of common stock remain unvested and whose vesting will partially accelerate pursuant to Section 2(b) of the Employment Agreement.

Confidentiality. You expressly acknowledge and agree to the following:

a)       that you promptly will return to the Company all Company documents (and any copies thereof) and property (including, without limitation, all cell phones, pagers, storage devices, and other Company equipment) upon request, and the Company, for its part, will make reasonable accommodations to return copies of any personal data specifically requested by you and to return your personal belongings to you within two weeks of the Separation Date;

b)       that you promptly will relinquish to the Company all of the usernames, passwords, and contacts used by you to access all Sera and/or third party applications for your work with the Company;

c)       that your employment with the Company created a relationship of confidence and trust between the Company and you with respect to any information: (a) applicable to the business of the Company; or (b) applicable to the business of any vendor, broker, client or customer of the Company, which was made known to you by the Company or by any vendor, broker, client or customer of the Company, or learned by you in such context during the period of your employment. All such information has commercial value in the business in which the Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all trade secret, and proprietary information, techniques, know-how, processes, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, respective information concerning research, actual and proposed products and services, development, financial information, procurement requirements, purchasing manufacturing, customer lists, customer databases, customer policy information, business forecasts, sales and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who disclosed such information to the Company or to you in the course of the Company’s business. You acknowledge and agree that all Proprietary Information is the sole property of the Company, the Company’s assigns, and the Company’s customers (as applicable), and the Company, the Company’s assigns and the Company’s customers (as applicable) are the sole and exclusive owner of all copyrights, trade secrets and other rights in the Proprietary Information. You assign and agree to assign to the Company all rights, title and interest, you may have or acquired (if any) in the Proprietary Information. At all times, both during your employment by Company and after termination of such employment, you agree that you will keep in confidence and trust all Proprietary Information, and that you will not use or disclose any Proprietary Information or anything directly relating to the Proprietary Information without the written consent of the Company. You understand and agree that the terms of this Section extend to and cover disclosures or uses made of Proprietary Information online, including but not limited to social media sites, blog posts, and any other internet-based communication or posting forum.

d)       that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so;

e)       that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its former or current officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its former or current officers, directors, employees and consultants); and

f)        The Company agrees that it shall respond to third-party inquiries regarding your employment by providing only your period of employment and positions held and shall only verify your title and dates of employment and advise the requesting party that the Company has a policy of not providing any additional information regarding former employees.

Your Release of Claims. You hereby agree and acknowledge that, by signing this Agreement and accepting the Severance Pay, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1 of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). You acknowledge that as of Execution Date, you have not filed any complaints, claims, charges, actions, grievances or arbitrations against the Company or otherwise contacted any U.S. federal, state or local governmental agency or commission that has applicable jurisdiction to regulate the Company (each a “Government Agency”) regarding the Company, except to the extent you (i) have already informed the Company in writing prior to the Execution Date, or (ii) are permitted by law to opt against such disclosure; and further, you are not aware of any unlawful conduct in relation to the business of the Company, except to the extent you have already informed the Company in writing prior to the Execution Date. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

1       For purposes of this Agreement, the Company includes Sera Prognostics, Inc. and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), parents, subsidiaries and all other related entities, and its and their former and current directors, officers, employees, trustees, agents, successors and assigns.

a)       Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

(i)       Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order including, but not limited to, the Utah Antidiscrimination Act, (as it may have been amended) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, and any similar Utah or local statute.

(ii)      Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment, including but not limited to the Fair Labor Standards Act and any Utah equivalent.

(iii)     Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)     Any other Claim arising under state or federal law.

b)       Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement or from any other claims that cannot be released by law. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

c)       It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40 consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Gregory Critchfield at the addresses and/or email provided herein for Gregory Critchfield at the Company:

Gregory Critchfield

Chairman, President, and CEO

Sera Prognostics, Inc.

2749 East Parleys Way, Suite 200

Salt Lake City, UT 84109

gcritchfield@seraprognostics.com

You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Gregory Critchfield at the Company. The eighth day following the Execution Date is the “Effective Date” of this Agreement

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d)       Consistent with the provisions of federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company, with the exception of the sections 2(b), 5, 6, 7, 8, and 9 of the Employment Agreement shall remain in full force and effect, including the Non-Competition and Non-Solicitation provisions of Section 6. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of Utah and shall be construed in accordance with the laws of the State of Utah without giving effect to conflict of law principles. The venue for any dispute under or pertaining to this Agreement shall be the State or Federal Courts located in Salt Lake County. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

Cooperation. You agree that, with respect to any existing or future litigation or legal dispute (“Dispute”) involving the Company and a third party with who you had any connection whatsoever during the time of your employment with the Company, including but not limited to any Company employee or ex-employee asserting any employment-related claims, you will reasonably cooperate with the Company in the defense or prosecution of that Dispute. Reasonable cooperation shall include, without limitation, providing testimony, providing assistance to authorized Company representatives and outside counsel in preparation for trial, hearing, arbitration, mediation or any other proceeding. You understand and agree that you may be required to travel as part of this duty of reasonable cooperation. The Company shall pay all reasonable expenses associated with such travel.

No Re-hire. You agree you shall not be eligible for future employment or knowingly seek employment with the Company or any of its respective parents, subsidiaries, or any entity in which any such entities hold a controlling ownership interest, either as an employee, consultant, independent contractor, or worker of any kind paid directly by any such entity. You further agree, that upon learning that you applied for any employment with same, you shall immediately withdraw your application. Further, you agree this forbearance to seek future employment is purely contractual and is in no way involuntary, discriminatory, or retaliatory.

Tax Liabilities. You specifically acknowledge and agree that you are solely responsible for the tax designations of the Severance Pay. Each of the Parties further agrees that any and all your tax liabilities that may arise out of payment of the Severance Pay will be borne exclusively and solely by you. You further agree that, if any court, taxing authority or government entity (local, state, or federal) finds that the Severance Pay should be subject to any further applicable taxes and related withholdings, you will be solely responsible for those applicable taxes, withholdings, and any related interest, penalties or damages, unless such a finding is based on errors of the Company. You further agree to indemnify the Company or its affiliates or subsidiaries for any tax liabilities, interest, penalties, or other damages or liabilities that the Company or its affiliates or subsidiaries may be subjected to as a result of any court, taxing authority, or government entity (local, state, or federal) finding that the Severance Pay should be subject to any further taxes and related withholdings, unless such a finding is based on errors of the Company.

By executing this Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Agreement, including Section 5 entitled Release of Claims; (2) you understand that the Release of Claims in Section 5 is legally binding and by signing this Agreement, you give up certain rights, including rights and claims under the Age Discrimination in Employment Act; (3) you have been afforded sufficient time to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

The parties agree that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me within 21 days.

Sincerely,

Sera Prognostics, Inc.

		By:	/s/ Gregory Critchfield
Gregory Critchfield
		Its:	Chairman, President, and CEO

		Dated:	June 19, 2020

Confirmed, Agreed and Acknowledged:

/s/ Garrett Lam
Garrett Lam

Dated:	July 8, 2020